Exhibit (g)(1)(ii)

AMENDMENT TO AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT

This Amendment, made as of May 31, 2024 and effective as of April l, 2024 (the “Amendment”), is entered into by and between STATE STREET BANK AND TRUST COMPANY (the “Custodian”) and EACH MANAGEMENT INVESTMENT COMPANY PARTY TO OR MADE SUBJECT OF THE AGREEMENT (as defined below) (currently Brighthouse Funds Trust I and Brighthouse Funds Trust II) (each, a “Fund” and collectively, the “Funds”). Capitalized terms defined in the Agreement (as defined below) have the same meanings herein as therein.

WHEREAS, the Custodian and each Fund entered into an Amended and Restated Master Custodian Agreement dated as of January 1, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Section 15 of the Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 15. RESPONSIBILITY OF CUSTODIAN.

In performing the services hereunder, the Custodian shall act without negligence, willful misconduct, willful misfeasance, fraud, bad faith, reckless disregard of its duties and obligations under this Agreement and with the reasonable care, prudence, diligence, and skill that may be reasonably expected of a leading provider of custody services in carrying out all of its duties and obligations under this Agreement. The Custodian shall be kept indemnified by and shall be without liability to the Fund or any Portfolio for any action taken or omitted by it under this Agreement, including actions or omissions (i) at the request or on the direction of or in reliance on the advice of a Fund or the Fund’s counsel on the Fund’s behalf or (ii) on Proper Instructions; provided that, the Custodian shall not be indemnified against any liability (or any expenses incident to such liability) and shall be liable to the Fund or any Portfolio for any losses or expenses of the Fund or such Portfolio arising out of the Custodian’s failure to exercise its standard of care set forth in this Section 15 in carrying out such request, direction, advice or Proper Instruction, except as otherwise set forth in this Agreement. With respect to any claim for indemnification by the Custodian under this Agreement (an “Indemnity Claim”), the following procedures shall apply:

(a)

The Custodian will promptly notify the Fund, on behalf of itself or the applicable Portfolio(s), in writing of any matter in respect of which indemnity is being sought under this Agreement; provided, that, any omission to so notify the Fund will not relieve the Fund or Portfolio(s) from any liability under this Agreement, except to the extent that such omission will have materially prejudiced the Fund or Portfolio(s). The Fund shall, at its own expense, be entitled, exclusively, to control and direct the investigation, defense and settlement of any Indemnity Claim; provided, that, in situations where the Custodian is also seeking indemnification from one or more other customers of the Custodian for claims similar or related to the Indemnity Claim (or it is similarly impractical for the Custodian not to so-control and direct), then the Custodian may elect to so-control and direct the investigation, defense and settlement of the Indemnity Claim.

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(b)	In the event the Fund is controlling and directing the investigation, defense and settlement of the Indemnity Claim:

(i)	the Custodian shall provide reasonable assistance to the Fund;

(ii)	the Fund shall consult with the Custodian on the selection of counsel and shall keep the Custodian reasonably apprised as to the status of the matter, including settlement;

(iii)

the Custodian may retain separate counsel at its own expense; provided, that, the reasonable expense of such counsel shall be indemnified losses under this Agreement where a conflict of interest exists between the Custodian and the Fund with respect to the defense of the Indemnity Claim;

(iv)

the Fund may settle an Indemnity Claim without the consent of the Custodian, provided that such settlement (A) involves only the payment of money, (B) fully and unconditionally releases the Custodian from any liability in exchange for the amount paid in settlement and (C) does not include any admission of fault or liability in relation to the Custodian. In the event that any such settlement does not meet the requirements of the immediately preceding clauses (A), (B) and (C), then the Fund must receive the prior written consent (referencing this Section 15) of the Custodian to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed; and

(v)	the Custodian may not settle or compromise an Indemnity Claim without the prior written consent (referencing this Section 15) of the Fund.

(c)	In the event the Custodian is controlling and directing the investigation, defense and settlement of the Indemnity Claim:

(i)	the Custodian’s selection of counsel shall be subject to the consent of the Fund (referencing this Section 15), which consent shall not be unreasonably withheld, conditioned or delayed;

(ii)	the Custodian shall keep the Fund reasonably apprised as to the status of the matter, including settlement; and

(iii)

the Custodian may not settle or compromise an Indemnity Claim without the prior written consent (referencing this Section 15) of the Fund, which consent shall not be unreasonably withheld, conditioned or delayed.

The Custodian shall be without liability to any Fund or Portfolio for any loss, liability, claim or expense resulting from or caused by anything that is part of Country Risk (as defined in Section 3 hereof), including without limitation nationalization, expropriation, currency restrictions, insolvency of a Foreign Sub-custodian, acts of war, revolution, riots or terrorism.

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Except as may arise from the Custodian’s failure to exercise its standard of care as set forth in this Section 15, or the bad faith, negligence, willful misconduct or reckless disregard of duties and obligations of a sub-custodian or agent, the Custodian shall be without liability to any Fund for any loss, liability, claim or expense resulting from or caused by: (i) subject to the Custodian’s fulfillment of its obligations under Section 21 hereof, events or circumstances beyond the reasonable control of the Custodian or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical failures or interruptions, governmental action, computer viruses or communications disruptions, work stoppages, natural disasters, or other similar events or acts; (ii) errors by any Fund or its duly authorized investment manager or investment adviser in their instructions to the Custodian provided such instructions have been in accordance with this Agreement; (iii) the insolvency of or acts or omissions by a Securities System; (iv) any act or omission of a Special Sub-Custodian including, without limitation, reliance on reports prepared by a Special Sub-Custodian; (v) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (vi) any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian, any Fund, the Custodian’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (vii) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (viii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.

If a Fund on behalf of a Portfolio requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund or the Portfolio being liable for the payment of money or incurring liability of some other form, such Fund on behalf of the Portfolio, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it. For the avoidance of doubt, the foregoing sentence shall not impose an obligation on a Fund or Portfolio to indemnity the Custodian against claims brought by such Fund or Portfolio against the Custodian arising out of the Custodian’s actions or omissions under this Agreement.

If a Fund requires the Custodian, its affiliates, subsidiaries or agents, to advance cash or securities for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement), or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from the Custodian’s failure to exercise its standard of care set forth in this

Section 15, or if a Fund fails to compensate the Custodian pursuant to Section 14 hereof, any property at any time held for the account of the applicable Portfolio shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of such Portfolio’s assets to the extent necessary to obtain reimbursement.

Except as may arise from the Custodian’s failure to exercise its standard of care as set forth in this Section 15, each Fund, on behalf of the Fund or applicable Portfolio, shall indemnify and hold the Custodian harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities which may be asserted against the Custodian (a) acting in accordance with any Proper Instruction or Special

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Instruction including, without limitation, any Proper Instruction with respect to Free Trades including, but not limited to, cost, expense, loss, damage, liability, tax, charge, assessment or claim resulting from (i) the failure of the applicable Fund to receive income with respect to purchased investments, (ii) the failure of the applicable Fund to recover amounts invested on maturity of purchased investments, (iii) the failure of the Custodian to respond to or be aware of notices or other corporate communications with respect to purchased investments, or (iv) the Custodian’s reliance upon information provided by the applicable Fund, such Fund’s counterparty(ies) or the agents of either of them with respect to Fund property released, delivered or purchased pursuant to either of Section 2.2(14) or Section 2.6(7) hereof; (b) for the acts or omissions of any Special Sub-Custodian; or (c) for the acts or omissions of any Local Agent or Pledgee.

In no event shall either party be liable for indirect, incidental, special, punitive or consequential damages of any kind whatsoever, whether or not such party has been advised of the possibility or likelihood of such damages.”

2.	Section 16.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 16.1 TERM. Except with respect to any Fund or Portfolio sub-advised by an affiliate of the Custodian, this Agreement shall remain in full force and effect for an initial term ending April 1, 2027 (the “Initial Term”). After the expiration of the Initial Term, the contract will continue indefinitely, provided that either party may terminate this Agreement for any reason by giving at least one hundred eighty (180) days’ prior written notice to the other party. A written notice of non-renewal may be given as to a Fund or a Portfolio.”

3.	Section 16.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 16.3 PAYMENTS OWING TO THE CUSTODIAN. Upon termination of this Agreement pursuant to Section 16.1 or 16.2 with respect to any Fund or Portfolio, the applicable Fund on behalf of the Fund or applicable Portfolio shall pay to the Custodian any compensation then due through the date of termination and shall reimburse the Custodian for its other fees, charges and out-of-pocket expenses pursuant to the then-existing compensation agreement contemplated by Section 14 hereof. In the event of: (a) any Fund’s termination of this Agreement with respect to such Fund or a Portfolio of the Fund for any reason other than as set forth in Section 16.1 or 16.2 or (b) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to a Fund or Portfolio (or its respective successor), the applicable Fund on behalf of the Fund or applicable Portfolio shall pay to the Custodian any compensation due through the end of: (x) the Initial Term if the Initial Term is not then complete or, (y) after the expiration of the Initial Term, for a period extending through the last day the Custodian provides any services to a Fund or Portfolio (based upon the average monthly compensation previously earned by the Custodian with respect to the services currently being provided to the Fund or Portfolio over the twelve months preceding the provision of notice of termination or the transaction) and shall reimburse the Custodian for its other fees, charges and out-of-pocket expenses pursuant to the then-existing compensation agreement contemplated by Section 14 hereof.”

4.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

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5.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

BRIGHTHOUSE FUNDS TRUST I

IBRIGHTHOUSE FUNDS TRUST II

By:	/s/ Alan R. Otis
Name:	Alan R Otis
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ David Whelan
Name:	David Whelan
Title:	Managing Director

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